Exhibit 10.1

AMENDMENT NO. 1

TO THE

EXCHANGEABLE SHARE SUPPORT AGREEMENT

This AMENDMENT NO. 1 TO THE EXCHANGEABLE SHARE SUPPORT AGREEMENT (this “Amendment”) is entered into on November 14, 2022, effective as of November 8, 2022 and amends that certain Exchangeable Share Support Agreement, dated as of July 7, 2020 (the “Agreement”), by and among Akerna Corp., a corporation existing under the laws of the State of Delaware (“Akerna”), Akerna Canada Holdings Inc., a corporation existing under the laws of the Province of Ontario (“Callco”), and Akerna Canada Ample Exchange Inc., a cororation existing under the laws of the Province of Ontario (“Exchangeco”). Capitalized terms used and not expressly defined herein shall have the meanings for such terms set forth in the Agreement.

Whereas, pursuant to the terms of the Agreement, holders of Exchangeable Shares were eligible to receive one (1) share in the common stock of Akerna in exchange for each Exchange Share they held;

Whereas, Akerna effected a reverse stock split of its common stock at a ratio of 20-for-1 (the “Reverse Stock Split”) on November 8, 2022;

Whereas, the parties agree that a change to, or in the rights of the holders of, the Exchangeable Shares whereby holders of Exchangeable Shares will be entitled to receive one (1) share in the capital stock of Akerna for each twenty (20) Exchangeable Shares would be the same or an economically equivalent change pursuant to the Reverse Stock Split;

Whereas, the parties have appointed a new Chief Financial Officer, changed addresses and changed outside legal counsel since the Agreement was effected;

Whereas, the parties desire to amend certain provisions of the Agreement as set forth in this Amendment, which shall become effective as of the date of this Amendment, to account for the Reverse Stock Split and the changes in contact information;

Whereas, Sections 4.5, 4.4, 4.2 and 2.7(1)(b) of the Agreement provide that the Agreement may be amended or modified in writing by the parties to the Agreement without the approval by the holders of the Exchangeable Shares (i) for the purposes of ministerial amendments and (ii) in the event of a consolidation or change of the then outstanding Akerna Shares into a lesser number of Akerna Shares when there is a same or an economically equivalent change made simultaneously to, or in the rights of the holders of, the Exchangeable Shares;

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with Section 4.4 of the Agreement, the Agreement is hereby amended, effective as of the date of this Amendment, the parties hereto hereby agree as follows:

1.	Amendments.

a.	Section 2.1(c) of the Agreement is hereby amended to read in full as follows:

“take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to deliver or cause to be delivered Akerna Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions; provided, however, that the obligation to issue Akerna Shares pursuant to the provisions of Sections 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions shall be modified to account for the reverse stock split of Akerna Shares at the ratio of 20-for-1 as effected on November 8, 2022, such that one (1) Akerna Share shall be delivered for every twenty (20) Exchangeable Shares; provided, further, that Akerna does not have an obligation honor a Retraction Request other than in increments of twenty (20) Exchangeable Shares unless otherwise mathematically required due to the number of Exchangeable Shares held;”

b.	Section 2.3(a) of the Agreement is hereby amended to read in full as follows:

“as is equal to the number of Akerna Shares issuable pursuant to the provisions of Section 2.1(c) herein; and”

c.	Section 4.9 of the Agreement shall be deleted in its entirety and replaced with the following:

4.9	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	In the case of Akerna, at the following address:

Akerna Corp.
1550 Larimer Street, #246
Denver, CO 80202

Attention:	Dean Ditto, Chief Financial Officer
Email:	dean.ditto@akerna.com

with copies (which shall not constitute notice) to:

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202

Attention:	Jason K. Brenkert
Email:	brenkert.jason@dorsey.com

(b)	In the case of Callco or Exchangeco, at the following address:

Akerna Corp.
1550 Larimer Street, #246
Denver, CO 80202

Attention:	Dean Ditto, Chief Financial Officer
Email:	dean.ditto@akerna.com

with copies (which shall not constitute notice) to:

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202

Attention:	Jason K. Brenkert
Email:	brenkert.jason@dorsey.com

and such notice or other communication shall be deemed to have been given and received: (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery; or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

2.	Effect on the Agreement. Other than as specifically set forth herein, all other terms and provisions of the Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

3.	Entire Agreement. This Amendment, together with the Agreement as amended hereby, constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto have caused this AMENDMENT NO. 1 TO EXCHANGEABLE SHARE SUPPORT AGREEMENT to be duly executed by their respective authorized officer as of the date first above written.

AKERNA CORP.,

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

AKERNA CANADA AMPLE EXCHANGE INC.,

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

AKERNA CANADA HOLDINGS INC.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 COMMON STOCK PURCHASE AGREEMENT AND NOTES